Exhibit 99.1
NEWS RELEASE

Forward Air Provides Mid-Quarter Update on Second Quarter 2023 Performance

GREENEVILLE, Tenn., June 6, 2023 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”) today provided the following key Expedited Freight Operating statistics for the quarter-to-date period through May 2023. Shipments per day decreased 12.0%, pounds per day decreased 7.9%, revenue per hundredweight excluding fuel decreased 6.3%, while weight per shipment increased 4.7% over the same period last year.

Tom Schmitt, Chairman, President and Chief Executive Officer of Forward Air commented: "We experienced softer than anticipated demand in April resulting in decreased pounds per day of 9.4% over the same period last year. As we progressed through the month of May we saw improving momentum in volumes as our pounds per day decreased to 6.4%, an improvement from April, over the same period last year. For the first few days in June, we are continuing to see an increase in volumes. However, even with some early signs of an improving freight environment, we believe the softer demand will continue to be a headwind through the reminder of the second quarter.”

Mr. Schmitt further stated: “Notwithstanding the current freight recession, we believe our Grow Forward initiative, a focus on high value freight, is working as planned. Our freight quality continues to improve as reflected in the 4.7% increase in weight per shipment and 10.2% increase in weight per piece for the quarter-to-date period through May 2023 over the same period last year. Similarly, our revenue quality remains at top levels. Compared to a robust freight environment in the prior year, our revenue per ton mile excluding fuel increased 2.1% for the quarter-to-date period through May 2023 over the same period last year. As our length of haul continues to shorten, a decrease of 8.4% for the quarter-to-date period through May 2023 over the same period last year, we believe revenue per ton mile excluding fuel more meaningfully captures the value of a move. With our continued focus on revenue quality, we achieved a record revenue per ton mile excluding fuel for the quarter-to-date period through May 2023.”

The Company’s expectations regarding the Company’s performance in the second quarter and in any future period are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding (i) its performance for the second quarter of 2023, (ii) volumes in 2023 and (iii) performance of the Company’s initiatives. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in 2023 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com